UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 276-3966

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2025 (the “Closing Date”), BackstopCo, LLC (“BackstopCo”), a subsidiary of AST & Science, LLC (“AST LLC”) entered into a loan agreement with UBS AG, Stamford Branch as lender (the “Loan Agreement”). The Loan Agreement provides for a cash collateralized term loan facility (the “Loan Facility”) in an aggregate principal amount of $420.0 million (“Loan Amount”). The loan under the Loan Facility will bear interest at a floating rate equal to Term SOFR plus 2.0% per annum and will mature on the earlier of (a) October 31, 2028 and (b) the date on which the Loan Facility shall be terminated or accelerated as provided in the Loan Agreement. The loan under the Loan Facility can be prepaid in whole or in part, without penalty or premium, subject to payment of any applicable breakage costs.

The Loan Facility will be secured by a first-priority lien on substantially all of BackstopCo’s assets. AST SpaceMobile, Inc. will not be liable as a borrower or guarantor or otherwise for any payments owing in connection with the Loan Facility. AST LLC will act as a limited guarantor under the Loan Facility solely upon the occurrence of certain “bad boy” actions adverse to the lender by AST LLC or its affiliates, and the lender’s recourse to the assets of AST LLC will be limited to AST LLC’s equity interests in BackstopCo. In addition, the affirmative and negative covenants contained in the Loan Agreement (as described further below), apply to BackstopCo and/or AST LLC, as applicable.

The Loan Agreement includes customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, investments, asset dispositions, mergers, affiliate transactions, and dividends, as well as requirements relating to use of proceeds and compliance with specified agreements, among other covenants as more fully described in the Loan Agreement. Further, at all times following the Closing Date until the maturity or termination of the Loan Facility, BackstopCo will be required to maintain cash or cash equivalents on deposit or credited to its collateral account in an amount equal to (or in excess of) 102.0% of the outstanding principal amount of the loan under the Loan Facility. The Loan Agreement also contains customary events of default (subject to grace periods, where applicable), including, among others, failure to pay principal or interest, cross-defaults to other agreements, breaches of representations and warranties, covenant defaults, the occurrence of a change in control and certain bankruptcy and insolvency events.

The foregoing description of the Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated as of October 31, 2025, by and between BackstopCo, LLC as borrower and UBS AG, Stamford Branch as lender.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K under the Securities Act because they are both not material and are the type that the registrant treats as private or confidential. The registrant undertakes to furnish an unredacted copy of the exhibit to the U.S. Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AST SPACEMOBILE, INC.

Date:	November 3, 2025	By:	/s/ Andrew M. Johnson
Andrew M. Johnson
Executive Vice President, Chief Financial Officer and Chief Legal Officer